Exhibit 3.5
SECOND AMENDMENT
TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NBCUNIVERSAL MEDIA, LLC

This Second Amendment to the Amended and Restated Limited Liability Company Agreement (“Amendment”) amends the NBCUniversal Media, LLC Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of NBCUniversal Media, LLC (the “LLC”) and is entered into by the undersigned with reference to the following fact:

WHEREAS, the Member desires to amend Article I, Section 6 of the LLC Agreement to change the registered agent and registered office.

NOW, THEREFORE, the Member hereby agrees that the LLC Agreement shall be amended as follows:
1.    Article I, Section 6 of the LLC Agreement is hereby deleted in its entirety and replaced by the following:
“Section 6.    Registered Agent; Registered Office. The name and address of the LLC’s registered agent and registered office in the State of Delaware is Enterprise Corporate Services, 1201 N. Market Street, Suite 1000, in the City of Wilmington, County of New Castle, Delaware 19801.”

2.    All other provisions of the LLC Agreement not modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment was executed as of January 1, 2015.

NBCUniversal, LLC
Member

By: /s/ Gabriela Kornzweig
Name:    Gabriela Kornzweig
Title:    Assistant Secretary